Exhibit 99.1

PRESS RELEASE

June 30, 2011

Floridian Financial Group, Inc. (the “Company”) is pleased to announce that Jorge F. Sanchez has joined the Company as its Chief Financial Officer (“CFO”), as well as the CFO for the Company’s two wholly-owned subsidiaries, Floridian Bank and Orange Bank of Florida.

             Mr. Sanchez, 55, is a professional accountant with over 33 years of experience. He received his B.S. in Accounting from Boston College in 1978. Mr. Sanchez joins the Company from Gibraltar Private Bank & Trust of Coral Gables, Florida where he served as the Treasurer and Senior Vice President since 2009. Prior to that, Mr. Sanchez served as CFO, Chief Operations Officer, and Senior Vice President of Continental National Bank of Miami in Miami, Florida from 2008 to 2009, as a project manager with R-G Acquisitions Holding Corp. in Casselberry, FL from 2007 to 2008, and as CFO of R-G Crown Bank from 2002-2007.

Floridian Financial Group, Inc. is a bank holding company headquartered in Lake Mary, Florida with consolidated assets totaling $451 million at March 31, 2011. The Company has two subsidiaries, Orange Bank of Florida and Floridian Bank. Orange Bank of Florida is headquartered in Orlando, Florida and operates with six offices located in Orange, Seminole, Lake and Citrus counties. Floridian Bank is headquartered in Daytona Beach, Florida and operates with four offices located in Volusia and Flagler counties.